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                                                                     EXHIBIT 8.2


                                    FORM OF
                              FEDERAL TAX OPINION


Board of Directors
South Carolina Community Bankshares, Inc.
110 South Congress Street
Winnsboro, South Carolina 29180

     Re: Federal Tax Consequences of the Merger of South Carolina Community Bankshares, Inc. into Union Financial Bancshares, Inc.

Gentlemen:

     You have requested an opinion on the federal income tax consequences of the proposed mergers of South Carolina Community Bankshares, Inc. ("SCCB") into Union Financial Bancshares, Inc. (UFB") and Community Federal Savings Bank ("SCCB Bank") into Provident Community Bank ("UFB Bank") pursuant to an Agreement and Plan of Merger (the "Plan of Merger").

     Reference is made to the information set forth under the heading "The Merger" contained in the Joint Proxy Statement/Prospectus which is included in the Registration Statement on Form S-4 (the "Registration Statement"), filed by UFB with the Securities and Exchange Commission (the "SEC"), in connection with the acquisition of SCCB by UFB pursuant to the Plan of Merger. Subject to the facts, representations, assumptions and other conditions described or referenced therein, and the additional representations made by you which are set forth below, upon all of which we have relied, we provide the tax opinions set forth herein, limited in the manner discussed below under "Limitations of Opinion."

     You have provided the following representations concerning this transaction:

     (a) The Merger of SCCB into UFB will satisfy the statutory requirements of the state law of Delaware. Furthermore, the Merger will comply with the regulations and any other legal requirements imposed by Delaware.
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Board of Directors
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     (b) As of the Effective Date of the Merger, the former shareholders of SCCB will have a continuing interest through stock ownership in UFB, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of SCCB as of the same date.

     (c) To the best of the knowledge of the management of SCCB, there is no plan or intention by the shareholders of SCCB who own 5 percent or more of SCCB Common Stock, and there is no plan or intention on the part of the remaining shareholders of SCCB to sell, exchange or otherwise dispose of a number of shares of the UFB Common Stock received in the Merger that would reduce the SCCB shareholder's ownership of UFB Common Stock to a number of shares having a value, as of the Effective Date, of less than 50 percent of the value of all of the formerly outstanding stock of SCCB as of the same date. For purposes of this representation, shares of SCCB Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of UFB Common Stock will be treated as outstanding SCCB Common Stock held by SCCB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     (d) The fair market value of the UFB Common Stock and other consideration received by SCCB shareholders will be approximately equal to the fair market value of the SCCB Common Stock surrendered in the exchange.

     (e) To the best of the knowledge of the management of SCCB, UFB has no plan or intention to reacquire any of its Common Stock issued in the transaction.

     (f) To the best of the knowledge of the management of SCCB, UFB has no plan or intention to sell or otherwise dispose of any of the assets of SCCB acquired in the Plan of Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by SCCB.

     (g) The liabilities of SCCB to be assumed by UFB and the liabilities to which the transferred assets of SCCB are subject were incurred in the ordinary course of business and are associated with the assets of SCCB.

     (h) Following the Merger, UFB and its subsidiaries will continue to the historic business of SCCB or use a significant portion of the historic business assets of SCCB in a business.

     (i) SCCB and UFB will pay their respective expenses, if any, incurred in connection with the Merger (except as otherwise provided in the Plan of Merger).
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Board of Directors
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     (j) There is no intercorporate indebtedness existing between SCCB and UFB that was issued, acquired, of will be settled at a discount.

     (k) No two parties to the transaction have more than 25% of the value of their assets invested in stock and securities of any one issuer and not more than 50% of the value of their assets invested stock or securities of five or fewer issuers.

     (l) SCCB is not insolvent and is not under the jurisdiction of a bankruptcy or similar court, a receivership, foreclosure, or similar proceeding on a Federal or State court.

     (m) The fair market value of the assets of SCCB transferred to UFB will equal or exceed the sum of the liabilities assumed by UFB plus the amount of liabilities, if any, to which the transferred assets are subject.

     (n) The total adjusted basis of the assets of SCCB transferred to UFB will equal or exceed the sum of the liabilities, if any, to which the transferred assets are subject.

     (o) No shares of Common Stock of UFB were issued to or purchased by SCCB shareholders or employees at a discount or as compensation for services rendered or to be rendered.


                             LIMITATIONS OF OPINION

     Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code") including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal or state tax consequences of the Merger under any Section of the Code (or under state of local tax law) except if and to the extent specifically addressed.


                                    OPINION

     Based solely upon the foregoing representations and information and assuming the transaction occurs in accordance with the Plan of Merger (and taking into consideration the limitations at the end of the opinion), it is our opinion that:

     (i) No gain or loss will be recognized by UFB, UFB Bank, SCCB or SCCB Bank as a result of the Merger;
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Board of Directors
        , 1999
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     (ii) Except to the extent of any cash received in exchange for SCCB Common
          Stock, no gain or loss will be recognized by the stockholders of SCCB who exchange their SCCB Common Stock for UFB Common Stock pursuant to the Merger;

    (iii) The tax basis of UFB Common Stock received by stockholders who exchange their SCCB Common Stock for UFB Common Stock in the Merger will be the same as the tax basis of SCCB Common Stock surrendered pursuant to the Merger reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

     (iv) The holding period of UFB Common Stock received by each stockholder in the Merger will include the holding period of SCCB Common Stock exchanged therefor, provided that such stockholder held such SCCB Common Stock as a capital asset on the Effective Date.

                                      ***

     Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Merger as well as all the information and representations referred to herein. Any change in the transaction could cause us to modify our opinion. We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Tax Considerations for South Carolina Community Shareholders" contained therein. In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Sincerely,



                              _________________________________________
                              Luse Lehman Gorman Pomerenk & Schick, P.C.